AMENDMENT

TO

CUSTODIAN AGREEMENT

THIS AMENDMENT TO CUSTODIAN AGREEMENT (this “Amendment”) is made as of December 19, 2018 by and between GALLERY TRUST, a management investment company organized under the laws of the State of Delaware and registered with the Commission under the Investment Company Act of 1940 (the “1940 Act”) acting on behalf of one or more of its series listed in Schedule 1 (the “Fund”) and BROWN BROTHERS HARRIMAN & CO., a limited partnership formed under the laws of the State of New York (the “Custodian” or “BBH&Co.”). All capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

WHEREAS, the Fund and the Custodian entered into a Custodian Agreement, dated as of November 15, 2015, as amended, modified and/or supplemented to date (the “Agreement”);

WHEREAS, in accordance with Section 12.2 of the Agreement, the Fund and the Custodian desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the Fund and the Custodian hereby agree as follows:

1.        The Agreement is hereby amended by deleting Schedule 1 thereto in its entirety and substituting, in its place, the updated Schedule 1 attached hereto.

2.       This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment. A facsimile transmission or other electronic mail transmission (e.g. “.pdf” or “.tif”) of the Amendment shall be acceptable evidence of the existence of the Amendment and the Custodian shall be protected in relying on the facsimile or electronic mail transmission of a .pdf or .tif until the Custodian has received the original of the Amendment.

3.       This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as expressly modified hereby, the Agreement shall continue in full force and effect in accordance with its terms and conditions.

4.       This Amendment shall be construed in accordance the governing law and exclusive jurisdiction provisions of the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned parties has executed this Amendment to Custodian Agreement effective as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Eruch A. Mody
Name:	Eruch A. Mody
Title:	Senior Vice President
Date:	December 19, 2018

GALLERY TRUST

By:	/s/ Dianne M. Descoteaux
Name:	Dianne M. Descoteaux
Title:	VP & Secretary
Date:	December 19, 2018

Schedule 1

to

Custodian Agreement between Gallery Trust

and Brown Brothers Harriman & Co. dated November 15, 2015

(updated December 19, 2018)

List of Funds

Mondrian International Equity Fund

Mondrian Emerging Markets Equity Fund

Mondrian International Government Fixed Income Fund

Mondrian Global Listed Infrastructure Fund

Mondrian U.S. Small Cap Equity Fund

Rothko Emerging Markets Equity Fund